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                                 [LETTERHEAD]

February 3, 1998

Board of Directors
Pocahontas Bancorp, Inc.
Pocahontas Federal Savings & Loan Association
Pocahontas Federal Mutual Holding Company
203 West Broadway
Pocahontas, AR 72455-3420

Ladies and Gentlemen:

You have requested our opinion regarding the Arkansas Income Tax consequences of the conversion (the "Conversion") of Pocahontas Federal Mutual Holding Company (the "Mutual Holding Company") to the stock holding company form as effective pursuant to the Plan of Conversion and Reorganization of Mutual Holding Company dated as October 14, 1997 ("the Plan").

For purposes of our opinion, we have relied on the facts and representations set forth in and the opinion rendered by the law firm of Luse Lehman Gorman Pomerenk & Schick, a Professional Corporation, ("Counsel") relating to the federal income tax consequences of the Conversion, as contained in their federal income tax opinion letter dated February 3, 1998. We have also relied on letters of representations from Mutual Holding Company and Bank dated February 2, 1998, the Plan, the Registration Statement filed on Form S-1 by Pocahontas Bancorp, Inc. (the "Company") with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended, and the Application for Conversion on Form AC filed with the Office of Thrift Supervision (the "OTS") (herein referred to as "Documents").

In preparing this opinion, we have reviewed the applicable Arkansas statutes, together with the regulations promulgated thereunder. Certain provisions of Subchapter C of the Internal Revenue Code of 1986 are expressly adopted by Arkansas law; however, Sections 351, 354, 357 and 368 are only indirectly addressed through issuance of regulations. Specifically, a merger or consolidation such as is contemplated in the Conversion, is discussed in Arkansas Regulation Section 1.84-2014(3), which specifically defines a reorganization to include a merger or consolidation (including the acquisition by one corporation of at least a majority of the voting stock and at least a majority of the total number of shares of all other classes of stock of another corporation, or substantially all the properties of another corporation). The term "a party to a reorganization" as used in
Section 1.84-2014 includes a corporation resulting from a

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Board of Directors
Pocahontas Bancorp, Inc.
Pocahontas Federal Savings & Loan Association
Pocahontas Federal Mutual Holding Company
February 3, 1998
Page 2

reorganization and includes both corporations in the case of an acquisition by one corporation of at least a majority of the voting stock of another corporation. Furthermore, Section 1.84-2014 provides in part that no gain or loss should be recognized if in pursuance of a plan of reorganization, stock or securities in a corporation, a party to the reorganization, are exchanged solely for stock of securities in such corporation or in another corporation, a party to the reorganization, or if, in pursuance of a reorganization plan, a corporation, a party to a reorganization, exchanges property solely for stock, or securities for stock in another corporation, a party to the reorganization.

Based on the facts and assumptions set forth in and the opinions rendered in the Luse Lehman Gorman Pomerenk & Schick federal income tax opinion, all of which are incorporated herein by reference, and the fact that the language in the Regulations cited above closely follows the words of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, and the operative provisions of Sections 361 and 354, and provided the merger of Mutual Holding Company with and into Bank, with Bank surviving, ("MHC Merger") qualifies as a statutory merger under the laws of the United States and the merger of Interim with and into Bank, with Bank surviving, ("Bank Merger") qualifies as a statutory merger pursuant to the laws of the United States and the nontransferable subscription rights have no value, it is our opinion that the Arkansas income tax consequences of the Conversion will follow the federal income tax consequences. If the nontransferable subscription agreements have value, gain could be recognized by the Eligible Account Holders, Supplemental Eligible Account Holders, Bank and the minority stockholders of Bank.

Our opinion is based solely upon:

    (i)   The representations, information, documents, and facts
          ("representations") referred to in this letter;

    (ii) Our assumption (without independent verification or review) that all of the representations, and all of the original, copies, and signatures of documents are accurate, true and authentic;

    (iii) Our assumption (without independent verification or review) that there will be timely execution and delivery of, and performance as required by the representations and documents;

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Board of Directors
Pocahontas Bancorp, Inc.
Pocahontas Federal Savings & Loan Association
Pocahontas Federal Mutual Holding Company
February 3, 1998
Page 3

    (iv) Our assumption (without independent verification or review) that all documents pertaining to the proposed transaction and provided for our review are accurate, true and authentic; and

    (v) Our assumption that the MHC Merger and Bank Merger will qualify as a merger under the applicable laws of the United States.

This opinion is based upon the Arkansas statutes and regulations in effect as of the date of this letter, any of which could be changed at any time. Any such changes (of which we shall have no responsibility to advise you) may be retroactive and may result in our opinion being rendered invalid or necessitating, upon your request, a reconsideration of the opinion.

We specifically express no opinion concerning the federal income tax treatment of the Conversion as discussed in Counsel's federal income tax opinion letter. Our opinion is limited to those expressed above and we express no opinion with regard to any other state tax consequences other than those referred to above. We express no opinion with regard to the taxation of the proposed transaction described herein under the laws of any local or foreign jurisdiction. We express the opinions contained herein as of the date of this letter only.

While this opinion letter represents our considered judgment concerning the proper Arkansas tax treatment of the Conversion, it is not binding on the Arkansas tax authorities or the courts and should not be considered a guarantee that the Arkansas tax authorities or the courts will concur with our opinion.

This opinion letter is solely for the information of your Eligible Account Holders or Supplemental Eligible Account Holders, for the information of the Bank and inclusion in Form S-1 as filed with the Securities and Exchange Commission in connection with the Conversion. Other than for these specific purposes, our opinion may not be relied upon, distributed, or disclosed by anyone without the prior written consent of Deloitte & Touche LLP.

Very truly yours,

/s/ Deloitte & Touche LLP